EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of PhotoMedex, Inc. on Form 10-K for the year ended December 31, 2014.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of PhotoMedex, Inc. on Form S-3 (File No. 333-201404) and on Forms S-8 (File Nos. 333-114181, 333-132656, 333-132655, 333-146558, 333-159224, 333-170940 and 333-178423).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL
Tel Aviv, Israel
March 16, 2015

Certified Public Accountants
Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.

E-23.1